Exhibit 99.(k)(6)(ii)

AMENDMENT NO. 1

TO CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of November 29, 2019 (this “Amendment”), to the Credit Agreement, dated as of November 30, 2018, between Aberdeen Income Credit Strategies Fund (the “Borrower”), each lender from time to time party thereto, and BNP Paribas as Administrative Agent (the “Bank”) (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

A.            Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

B.            The Borrower has requested an amendment to the Credit Agreement and the Bank is willing to agree thereto subject to the terms and conditions hereof.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Amendments to the Credit Agreement.

(a)            The first WHEREAS clause of the credit Agreement is hereby amended by replacing the reference to the amount “$85,000,000” with the amount “$110,000,000”.

(b)            The defined term “Commitment” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the reference to the amount “$85,000,000” with the amount “$110,000,000”.

(c)            The defined term “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the date “November 30, 2019” with the date “November 30, 2020”.

(d)            Schedules 1, 2 and 3 to the Credit Agreement are hereby by deleting them in their entirety and replacing them with Schedules 1, 2, and 3 attached hereto as Exhibits A, B and C, respectively.

2.            Paragraph 1 shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)            the Bank shall have received from the Borrower either (i) a counterpart of this Amendment executed on behalf of the Borrower or (ii) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(b)            the Bank shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Bank, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since November 30, 2018 or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification, and (iv) certifying that the Registration Statement has not been amended, supplemented or otherwise modified since November 30, 2018 or, if so, attaching a true, complete and correct copy of each such amendment, supplement or modification;

(c)            the Bank shall have received written opinions from counsel to the Borrower in form and substance acceptable to the Bank;

(d)            the Bank shall have received such information as requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(e)            all fees and expenses of the Bank (including the reasonable fees and expenses of counsel to the Bank) incurred in connection with this Amendment shall have been paid.

3.            The Borrower (a) reaffirms and admits the validity and enforceability of each Credit Document to which it is a party and all of its obligations thereunder and agrees and admits that (i) it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligation, and (b)(1) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing and (2) the representations and warranties of the Borrower contained in the Credit Agreement and the other Credit Documents are true in all material respects on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

4.            In all other respects, the Credit Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Credit Document shall be deemed to be an amendment in respect of any other term or condition contained in any Credit Document.

5.            This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

6.            THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ABERDEEN INCOME CREDIT STRATEGIES FUND

By:	/s/ Alan Goodson
Name:	Alan Goodson
Title:	VP

BNP PARIBAS

By:	/s/ Andrew G. Dougherty
Name:	Andrew G. Dougherty
Title:	Managing Director

By:	/s/ David Seaman
Name:	David Seaman
Title:	Director

EXHIBIT A

Schedule 1 to the Credit Agreement

List of Lenders and Commitments

LENDER	COMMITMENT	APPLICABLE PERCENTAGE
BNP Paribas	$110,000,000	100.000000000%
TOTAL	$110,000,000	100.000000000%

EXHIBIT B

Schedule 2 to the Credit Agreement

Administrative Agent’s Office; Certain Addresses for Notices

ADMINISTRATIVE AGENT:

Administrative Agent’s Office for payments and Borrowing Requests:

BNP Paribas

787 Seventh Avenue

New York, NY 10019

Attention: David Seaman

Telephone: (212) 841-2089

Electronic Mail: david.seaman@us.bnpparibas.com

Other Notices as Administrative Agent:

BNP Paribas

787 Seventh Avenue

New York, NY 10019

Attention: David Seaman

Telephone: (212) 841-2089

Electronic Mail: david.seaman@us.bnpparibas.com

BORROWER:

Aberdeen Income Credit Strategies Fund

c/o Aberdeen Standard Investments Inc.

1900 Market Street, Suite 200

Philadelphia, PA 19103

Attn: Alan Goodson

Telephone: 215-405-5765

Facsimile: 215-405-5780

Electronic Mail: alan.goodson@aberdeenstandard.com

EXHIBIT C

Schedule 3 to the Credit Agreement

Additional Investment Restrictions

Investment Restrictions:

The following are fundamental investment restrictions of the Fund and may not be changed without the approval of the holders of a majority of the Fund’s outstanding voting securities (which for this purpose and under the 1940 Act means the lesser of (i) 67% or more of the Fund’s voting securities present at a meeting at which more than 50% of the Fund’s outstanding voting securities are present or represented by proxy or (ii) more than 50% of the Fund’s outstanding voting securities). Except as otherwise noted, all percentage limitations set forth below apply immediately after a purchase and any subsequent change in any applicable percentage resulting from market fluctuations does not require any action. With respect to the limitations on the issuance of senior securities and in the case of borrowings, the percentage limitations apply at the time of issuance and on an ongoing basis. The Fund may not:

1. Issue senior securities or borrow money, except the Fund may issue senior securities and/or borrow money (including through reverse repurchase agreements) to the extent permitted by the 1940 Act, as amended from time to time, and as modified or supplemented from time to time by (i) the rules and regulations promulgated by the SEC under the 1940 Act, as amended from time to time and (ii) an exemption or other relief applicable to the Fund from the provisions of the 1940 Act, as amended from time to time. The Fund does not have an investment policy limiting the amount of leverage that may be obtained through the use of covered reverse repurchase agreements.

2. Act as an underwriter of securities issued by others, except to the extent that, in connection with the disposition of loans or portfolio securities, it may be deemed to be an underwriter under applicable securities laws.

3. Invest in any security if as a result, 25% or more of the value of the Fund’s total assets, taken at market value at the time of each investment, are in the securities of issuers in any particular industry except (a) securities issued or guaranteed by the U.S. government and its agencies and instrumentalities or securities of state and municipal governments or their political subdivisions (however, not including private purpose industrial development bonds issued on behalf of non-government issuers), or (b) as otherwise provided by the 1940 Act, as amended from time to time, and as modified or supplemented from time to time by (i) the rules and regulations promulgated by the SEC under the 1940 Act, as amended from time to time, and (ii) any exemption or other relief applicable to the Fund from the provisions of the 1940 Act, as amended from time to time. For purposes of this restriction, (i) an investment in a loan participation will be considered to be an investment in the securities or obligations of the issuer of the loan to which the participation relates and (ii) an investment in a repurchase agreement, reverse repurchase agreement, CLO, CBO, CDO or a swap or other derivative will be considered to be an investment in the industry (if any) of the underlying or reference security, instrument or asset. The Fund defines an industry by reference to Bloomberg BICS codes for industry classifications.

Schedule 3 - Page 1

4. Purchase or sell real estate, except that the Fund may: (a) acquire or lease office space for its own use, (b) invest in securities and/or other instruments of issuers that invest in real estate or interests therein or that are engaged in or operate in the real estate industry, (c) invest in securities and/or other instruments that are secured by real estate or interests therein, (d) purchase and sell mortgage-related securities and/or other instruments, and (e) hold and sell real estate acquired by the Fund as a result of the ownership of securities and/or other instruments.

5. Purchase or sell physical commodities unless acquired as a result of ownership of securities or other instruments; provided that this restriction shall not prohibit the Fund from purchasing or selling options, futures contracts and related options thereon, forward contracts, swaps, caps, floors, collars and any other financial or derivative instruments or from investing in securities or other instruments backed by physical commodities.

6. Make loans of money or property to any person, except (a) to the extent that securities, instruments, credit obligations or interests (including Senior Loans) in which the Fund may invest, or which the Fund may originate, are considered to be loans, (b) through the loan of portfolio securities or (c) by engaging in repurchase agreements.

Thus, with respect to the foregoing restrictions 1 and 3, the Fund currently may not:

1. Issue senior securities or borrow money, except as permitted by the 1940 Act and the rules and regulations thereunder. Currently, the 1940 Act and the rules and regulations thereunder generally limit the extent to which the Fund may utilize “uncovered” reverse repurchase agreements and borrowings, together with any other senior securities representing indebtedness, to 331/3% of the Fund’s total assets at the time utilized. In addition, the 1940 Act limits the extent to which the Fund may issue preferred shares to 50% of the Fund’s total assets (less the Fund’s obligations under uncovered reverse repurchase agreements and other senior securities representing indebtedness). “Covered” reverse repurchase agreements will not be counted against the foregoing limits under the 1940 Act. A reverse repurchase agreement will be considered “covered” if the Fund segregates an amount of cash and/or liquid securities equal to the Fund’s obligations under such reverse repurchase agreement (or segregates such other amounts as may be permitted by the 1940 Act or SEC guidance from time to time); otherwise, a reverse repurchase agreement will be considered “uncovered.”

2. Invest in any security if, as a result 25% or more of the value of the Fund’s total assets, taken at market value at the time of each investment, are in the securities of issuers in any particular industry except securities issued or guaranteed by the U.S. government and its agencies and instrumentalities or securities of state and municipal governments or their political subdivisions (however, not including private purpose industrial development bonds issued on behalf of non-government issuers).

The latter part of certain of the Fund’s fundamental investment restrictions (i.e., the references to “as may otherwise be permitted by the 1940 Act, as amended from time to time and as modified or supplemented from time to time by (i) the rules and regulations promulgated by the SEC under the 1940 Act, as amended from time to time, and (ii) any exemption or other relief applicable to the Fund from the provisions of the 1940 Act, as amended from time to time”) provide the Fund with flexibility to change its limitations in connection with changes in applicable law, rules, regulations or exemptive relief. The language used in these restrictions provides the necessary flexibility to allow the Fund’s Board to respond efficiently to these kinds of developments without the delay and expense of a shareholder meeting.

Schedule 3 - Page 2